Exhibit 99.1

11730 Plaza America, Suite 700

Reston, VA 20190

News Release

For Information Contact:

Brian J. Clark, President

Tel.: 703.707.6900

NCI Names Austin Yerks to Board of Directors

New Director Brings Exceptional Federal IT Expertise to NCI’s Board

RESTON, VA—June 11, 2013—NCI, Inc. (NASDAQ: NCIT), a leading provider of information technology (IT), engineering, logistics, and professional services and solutions to U.S. Federal Government agencies, announced today that it has appointed Austin Yerks to its Board of Directors.

Mr. Yerks has been a senior executive in the Federal marketplace for more than 30 years and is known for his technologically forward-thinking vision and for solving the most difficult and complex client challenges. Most recently, Mr. Yerks served as the president of CSC’s Defense and Intelligence Group, which consisted of more than 13,000 employees and annual revenues in excess of $3 billion. Prior to that, Mr. Yerks led all business development and strategic marketing efforts for the operational business units of CSC’s Federal sector.

“We are pleased to have Austin Yerks join our board,” stated Charles K. Narang, Chairman and CEO. “Austin is one of the leading executives within the Federal IT sector, with a proven track record of innovation, technical excellence, and solving customer challenges. Austin’s breadth of knowledge and industry experience will contribute greatly in creating long-term value for our customers, employees, and stockholders. As we look to the future and the execution of our strategic goals, we are pleased to have such a proven leader join our board.”

About NCI, Inc.:

NCI is a leading provider of information technology (IT) and professional services and solutions to U.S. Federal Government agencies. Our award-winning expertise encompasses areas critical to our customers’ mission objectives, including enterprise systems management; network engineering; cybersecurity and information assurance; software development and systems engineering; program management, acquisition, and lifecycle support; engineering and logistics; health IT and informatics; and training and simulation. Headquartered in Reston, VA, NCI has approximately 2,000 employees at nearly 100 locations worldwide. For more information, visit our website at www.nciinc.com or email investor@nciinc.com.

Forward-Looking Statement: Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that NCI believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

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